UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

BRUKER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road Billerica, MA 01821 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement

On February 26, 2008, Bruker Corporation, formerly known as Bruker BioSciences Corporation (the “Company”), entered into a senior secured $380 million Credit Agreement by and among the Company and certain of its foreign subsidiaries as borrowers, Citibank, N.A. as syndication agent, RBS Citizens, National Association, Deutsche Bank AG and Dresdner Bank AG as co-documentation agents, JPMorgan Chase Bank, N.A., as administrative agent for itself and the other lenders party thereto, and the several banks or other financial institutions or entities from time to time party thereto as lenders (the “Credit Agreement”).  The Credit Agreement provides for a five-year revolving credit facility in the U.S. Dollar equivalent amount of up to $230.0 million, comprised of sub-facilities for revolving loans, swing-line loans, letters of credit and foreign borrowings, plus a five-year term loan facility in the amount of $150.0 million. The Credit Agreement also provides for an uncommitted incremental facility whereby, under certain circumstances, the Company may be able to increase the amount borrowed under the revolving credit facility or incur additional term loans in an aggregate amount not to exceed $100.0 million.

The Company entered into the Credit Agreement to finance a portion of the consideration paid in connection with the acquisition of the companies of the Bruker BioSpin Group, which was completed on February 26, 2008. Remaining availability under the Credit Agreement may be used by the Company and its subsidiaries for working capital and other general corporate purposes, including permitted acquisitions.

Amounts outstanding under the credit facilities and term loan facility bear interest at a rate equal to, at the Company’s option, the British Bankers Association LIBOR rate plus a margin rate ranging from 0.40% to 1.05% with respect to loans under the revolving credit facility and from 0.50% to 1.25% with respect to loans under the term loan facility, based on the Company’s leverage ratio, or the higher of the Federal Funds Rate plus 0.50% and the prime rate announced by JPMorgan Chase Bank.  The Company has also agreed to pay a quarterly facility fee ranging from 0.10% to 0.20% per annum of the aggregate amount available under the revolving credit facility.

The revolving credit and term loan facilities are secured by liens on all of the stock of the Company’s domestic subsidiaries and 65% of the stock of the Company’s direct or indirect material foreign subsidiaries. In addition, the Company and each of its direct and indirect material subsidiaries unconditionally guarantee the obligations of the borrowers under the Credit Agreement.

The obligations of the Company and any additional subsidiary borrowers under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement. The Credit Agreement specifies customary events of default including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations and warranties, bankruptcy and insolvency related events, certain ERISA events, material judgments, and a change of control default.

The Credit Agreement also contains affirmative, negative and financial covenants customary for financings of this type. The negative covenants include, among others, restrictions on liens, indebtedness of the Company and its subsidiaries, asset sales, dividends, and transactions with affiliates. The financial covenants include total leverage and minimum interest coverage ratios of the Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1. From time to time in the ordinary course of business, certain of the lenders and their affiliates have provided, and may in the future provide, customary commercial and investment banking services to the Company.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with obtaining the new credit facilities discussed under Item 1.01, on February 21, 2008 the Company terminated the Demand Promissory Note dated as of July 5, 2006, as amended, from the Company to RBS Citizens, N.A. (formerly known as Citizens Bank of Massachusetts).

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On February 26, 2008, Bruker Corporation, formerly known as Bruker BioSciences Corporation (the “Company”), completed the previously announced acquisition of all of the outstanding equity of  the companies comprising the Bruker BioSpin Group from the Bruker BioSpin Group shareholders in accordance with the terms of  the following agreements: 1) the stock purchase agreement, dated as of December 2, 2007, by and among the Company, Bruker BioSpin Inc. and the stockholders of Bruker BioSpin Inc. (the “U.S. Stock Purchase Agreement”); 2) the share purchase agreement, dated as of December 2, 2007, by and among the Company, certain of the Company’s wholly-owned German subsidiaries, Bruker Physik AG, Techneon AG and the shareholders of Bruker Physik (the “German Share Purchase Agreement”); and 3) the agreement and plan of merger, dated as of December 2, 2007, by and among the Company, Bruker BioSpin Beteiligungs AG, Bruker BioSpin Invest AG and the shareholders of Bruker BioSpin Invest AG (the “Swiss Merger Agreement”).  As previously reported, at the Company’s special meeting of stockholders, held on February 25, 2008, the Company’s stockholders approved the acquisitions and the issuance of shares of the Company’s common stock in connection with the acquisitions.  Upon completion of the acquisitions, the Company amended its certificate of incorporation and, effective as of February 26, 2008, was renamed Bruker Corporation.

Prior to the completion of the acquisition of the Bruker BioSpin Group, the Company’s chief executive officer and chairman of the board, Frank H. Laukien, and certain of his family members owned stock in both the Company and the companies of the Bruker BioSpin Group.  Dr. Laukien and his related family members owned an aggregate of 52% of the Company’s common stock and 100% of the shares of the Bruker BioSpin Group companies being acquired.  Following the completion of the acquisition, Dr. Laukien and his related family members own, in the aggregate, approximately 69% of the outstanding shares of common stock of the Company.  In addition, Dr. Laukien’s half brother, Dirk D. Laukien, senior vice president of the Company, was elected to serve as a Class II director for a term expiring at the Company’s 2008 annual meeting of stockholders.

At the closing, the Company paid an aggregate of $914 million of consideration to the Bruker BioSpin Group stockholders, of which approximately $388 million was paid in cash and approximately $526 million was paid in restricted unregistered shares of Company common stock, based on the trailing ten trading day average closing price of its common stock ending two days prior to the signing of the transaction agreements of $9.14 per share. Pursuant to the transaction agreements, the Company issued an agreed-upon number of 57,544,872 shares of unregistered stock, with a market value as of February 25, 2008 of approximately $[   ], to the Bruker BioSpin Group shareholders.   As a result of the transaction, the companies of the Bruker BioSpin Group became wholly-owned subsidiaries of the Company.

$92.0 million of the cash payment to the Bruker BioSpin Group shareholders will be held in escrow until the later of (x) the thirtieth day following receipt by the Company of the Bruker BioSpin Group’s combined audited financial statements for the fiscal year ended December 31, 2007, or (y) the resolution of any indemnification claim pending as of the receipt of such audited financial statements.  In addition, $6.75 million of the cash payment to the Bruker BioSpin Group shareholders will be held in a working capital escrow until the later of (x) the twentieth day after the Company delivers a closing balance sheet to the Bruker BioSpin Group shareholders, which balance sheet is to be delivered within 90 days of the closing of the acquisition, or (y) the resolution of any objections to the balance sheet.

The U.S. Stock Purchase Agreement, the German Share Purchase Agreement and the Swiss Merger Agreement, filed as Exhibit 2.1, 2.2, and 2.3, respectively, to the Company’s Current Report on Form 8-K, dated December 2, 2007 and filed with the Securities and Exchange Commission on December 3, 2007, is incorporated herein by reference. The foregoing descriptions of the U.S. Stock Purchase Agreement, the German Share Purchase Agreement, and the Swiss Merger Agreement are qualified in their entirety by reference to the full text of the agreements.   A copy of the press release issued by the Company on February 26, 2008 regarding the completion of the acquisitions is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Credit Agreement is incorporated herein in its entirety.

Item 3.02. Unregistered Sales of Equity Securities

Pursuant to the Swiss Merger Agreement described above in Item 2.01 of this current report, which disclosure is incorporated herein by reference, the Company issued restricted unregistered shares of the Company’s common stock to the Bruker BioSpin Group shareholders as consideration for their shares of Bruker BioSpin Invest AG.  The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  Based upon the small number of holders of Bruker BioSpin Invest AG capital stock receiving restricted shares of the Company’s common stock, their financial position and sophistication, and the absence of any general solicitation, the transaction was determined not to involve any public offering.

Item 5.02. Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the acquisitions, Dr. Dirk Laukien and Tony Keller were elected to the Company’s Board of Directors for terms expiring at the Company’s annual meeting in 2008 and 2009, respectively.

Item 9.01.  Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired

      The required financial statements relating to the acquisition of the Bruker BioSpin Group are not included in this Current Report.  The Company will file the required financial statements by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed with the Securities and Exchange Commission.

(b)   Unaudited Pro Forma Financial Information

      The required pro forma financial information is not included in this Current Report. The Company will file the required pro forma financial information by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed with the Securities and Exchange Commission.

(d)                             Exhibits

Number

10.1

Credit Agreement dated as of February 26, 2008 among the Company, Bruker AXS GmbH, Bruker Daltonik GmbH, Bruker Optik GmbH, Bruker Physik GmbH, Bruker BioSpin Invest AG, Bruker BioSpin AG and Bruker BioSpin International AG, the other foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, Citibank, N.A. as Syndication Agent, and RBS Citizens, National Association, Deutsche Bank AG and Dresdner Bank AG as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press release dated February 26, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: February 26, 2008	By:	/s/ Frank H. Laukien
Frank H. Laukien, Ph.D. Chief Executive Officer and President

Exhibit Index

Exhibit Number	Exhibit Name
10.1

Credit Agreement dated as of February 26, 2008 among the Company, Bruker AXS GmbH, Bruker Daltonik GmbH, Bruker Optik GmbH, Bruker Physik GmbH, Bruker BioSpin Invest AG, Bruker BioSpin AG and Bruker BioSpin International AG, the other foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, Citibank, N.A. as Syndication Agent, and RBS Citizens, National Association, Deutsche Bank AG and Dresdner Bank AG as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press release dated February 26, 2008.